Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Gold Resource Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-171779) on Form S-8 and the registration statement (No. 333-170101) on Form S-3 of Gold Resource Corporation and subsidiaries of our reports dated April 1, 2014, with respect to the consolidated balance sheet of Gold Resource Corporation as of December 31, 2013, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appears in the December 31, 2013 annual report on Form 10-K of Gold Resource Corporation and subsidiaries.

Our report on the effectiveness of internal control over financial reporting, expresses our opinion that Gold Resource Corporation did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to internal controls over income taxes and cash disbursements which were not complete and operating effectively,  and ineffective monitoring and oversight of external service providers.

/s/ KPMG LLP

Denver, Colorado

April 1, 2014